As filed with the Securities and Exchange Commission on ______, 2005


                                               Commission File No. 333- 122009


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

                                 Amendment No. 2


                          Registration Statement Under
                           THE SECURITIES ACT OF 1933

                                 NAPRODIS, INC.
                            -------- ---------------
                     (Exact name of registrant as specified in charter)

       Nevada                            2834                   33-0903494
(State or other jurisdiction  (Primary Standard Classi-       (IRS Employer
       of incorporation)         fication Code Number)         I.D. Number)


                          13000 Danielson St., Suite K
                                 Poway, CA 92064
                                 (858) 486-8655
         (Address and telephone number of principal executive offices)


                          13000 Danielson St., Suite K
                                 Poway, CA 92064
                 ----------------------------- ----------------
(Address of principal place of business or intended principal place of business)

                                   Paul Petit
                          13000 Danielson St., Suite K
                                 Poway, CA 92064
                                 (858) 486-8655
           (Name, address and telephone number of agent for service)

         Copies of all communications, including all communications sent to the agent for service, should be sent to:

                              William T. Hart, Esq.
                               Hart & Trinen, LLP
                             1624 Washington Street
                             Denver, Colorado 80203
                                  303-839-0061

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after the effective date of this Registration Statement

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X].

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

Title of each                        Proposed      Proposed
 Class of                            Maximum       Maximum
Securities            Securities     Offering      Aggregate    Amount of
   to be                to be        Price Per     Offering    Registration
Registered            Registered      Share (1)     Price          Fee
----------            ----------     -----------   ---------   ------------

Common stock (2)    1,000,000          $0.15       $150,000
Common Stock (3)    1,150,000          $0.15       $172,500
------------------------------------------------------------------------------

Total                                              $322,500            $41
------------------------------------------------------------------------------

(1) Offering price computed in accordance with Rule 457 (c). (2) Shares of common stock offered by the Company. (3) Shares of common stock offered by selling shareholders

      Pursuant to Rule 416, this Registration Statement includes such indeterminate number of additional securities as may be required for issuance as a result of any stock dividends, stock splits or similar transactions.

      The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
                                 NAPRODIS, INC.

                                  Common Stock


                                2,150,000 shares


      By means of this prospectus we are offering for sale up to 1,000,000 shares of common stock at a price of $0.15 per share.

      The shares we are offering will be sold directly by our executive officers. We will not pay any commissions or other form of remuneration in connection with the sale of these shares.


      The offering of our shares is being conducted on a "self-underwritten" basis. There is no minimum number of shares required to be sold. All proceeds from the sale of these shares will be delivered directly to us and will not be deposited in any escrow account. If all shares are sold, the Company will receive gross proceeds of $150,000. We plan to end the offering on December 31, 2005. However, we may, at our discretion, end the offering sooner or extend the offering until January 31, 2006.


      A number of our shareholders are also offering to sell, by means of this prospectus, up to 1,150,000 shares of our common stock at a price of $0.15 per share. If and when our common stock becomes quoted on the OTC Bulletin Board or listed on a securities exchange, the shares owned by the selling shareholders may be sold in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The selling shareholders may offer their shares at the same time that the shares of our common stock are being offered for sale and the selling shareholders will be free to sell their shares at a price below the public offering price of $0.15 per share if and when a market develops for our common stock.

      We will not receive any proceeds from the sale of the common stock by the selling stockholders. We will pay for the expenses of this offering, which are estimated to be $58,600.

      As of the date of this prospectus there was no public market for our common stock.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

      THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. FOR A DESCRIPTION OF CERTAIN IMPORTANT FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.


                 The date of this prospectus is _______________

                                     SUMMARY

      THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED DESCRIPTIVE INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS. PROSPECTIVE INVESTORS SHOULD CAREFULLY READ THE ENTIRE PROSPECTUS AND SHOULD CONSIDER, AMONG OTHER FACTORS, THE MATTERS SET FORTH UNDER THE "RISK FACTORS."

Naprodis, Inc.

      We were incorporated in Nevada in June 1999. Since September 2000 we have been in the business of developing, manufacturing and marketing nutritional and personal care products. We had a net loss from operations for the period from our organization through August 31, 2004. Our executive offices are located at 13000 Danielson St., Suite K, Poway, CA 92064. Our telephone number is (858) 486-8655.


      As of August 31, 2005, we had 4,150,000 outstanding shares of common stock.


      Our website is:  www.naprodis.com.

      On December 31, 2004 our shareholders approved an amendment to our Articles of Incorporation such that our authorized capital was increased to 60,000,000 shares of common stock and 10,000,000 shares of preferred stock. At the same time our shareholders approved a forward stock split such that each outstanding share on December 31, 2004 was converted to 120 shares of our common stock. Unless otherwise indicated, all per share data in this prospectus has been adjusted to reflect the forward stock split.

The Offering

By means of this prospectus:

     We are offering to sell up to 1,000,000 shares of common stock at a price of $.15 per share, and

      A number of our shareholders are offering to sell up to 1,150,000 shares of common stock at a price of $0.15 per share. If and when our common stock becomes quoted on the OTC Bulletin Board or listed on a securities exchange, the shares owned by the selling shareholders may be sold in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. Our shareholders may be selling their stock at the same time we are attempting to raise capital through the sale of our shares. The selling shareholders may offer their shares at the same time that the shares of our common stock are being offered for sale and the selling shareholders will be free to sell their shares at a price below the public offering price of $0.15 per share if and when a market develops for our common stock.

      We intend to use the net proceeds from the sale of the shares we are offering for general and administrative expenses, purchase of inventory, research and development, marketing, and new equipment.

      The purchase of the securities offered by this prospectus involves a high degree of risk. Risk factors include our history of losses and the need for additional capital. See "Risk Factors" beginning on page 3 of this prospectus for additional Risk Factors.

 Summary Financial Data

      The financial data presented below should be read in conjunction with the more detailed financial statements and related notes which are included elsewhere in this prospectus along with the section entitled "Management's Discussion and Analysis and Plan of Operations."


                                                              Nine Months Ended
Results of Operations:           Year Ended August 31, 2004     May 31, 2005
---------------------            --------------------------   -----------------

Revenue                                    $153,209                $107,925
Cost of Sales                               (33,736)                (45,568)
General and Administrative Expenses        (133,071)               (136,663)
                                        ------------             -----------
Net income (loss)                        $(  13,598)              $ (74,306)
                                        ============             ===========
Employment Arrangements                     (78,611)                (64,500)
                                        ------------             -----------
Pro-Forma Net Loss                         $(92,209)              $(138,806)
                                        ============             ===========

Balance Sheet Data:                   August 31, 2004          May 31, 2005
------------------                    ---------------          ------------

Current Assets                           $ 135,064               $  85,412
Total Assets                               170,711                 142,295
Current Liabilities                         80,863                 126,753
Total Liabilities                           80,863                 126,753
Working Capital (Deficit)                   54,201                 (41,341)
Stockholders' Equity                        89,848                  15,542


Forward Looking Statements

      This prospectus contains various forward-looking statements that are based on our beliefs as well as assumptions made by and information currently available to us. When used in this prospectus, the words "believe", "expect", "anticipate", "estimate" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks, uncertainties and assumptions which could cause actual results to differ materially from our projections or estimates. Factors which could cause actual results to differ materially are discussed at length under the heading "Risk Factors". Should one or more of the enumerated risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Investors should not place undue reliance on forward-looking statements, all of which speak only as of the date made.

                                  RISK FACTORS


      The securities being offered involve a high degree of risk. Prospective investors should consider the following risk factors which affect our business and this offering. These risk factors discuss all material risks which pertain to an investment in our Company. If any of the risks discussed below materialize, our common stock could decline in value or become worthless.


Risk Factors Related to this Offering


      1. The offering of our shares will be more difficult since our offering will be made at the same time that shares of our common stock are being offered for sale by most of our present shareholders. The sale of these shares by our shareholders may make it more difficult for us to sell our shares at the same time since, if and when a market develops for our common stock, our shareholders will be free to sell their shares at a price below our public offering price of $0.15 per share.

      2. Because there is no public market for our common stock, the price for the shares we are offering was arbitrarily established, does not bear any relationship to our assets, book value or net worth, and may be greater than the price which investors in this offering may receive when they resell our shares. Accordingly, the offering price of our common stock should not be considered to be any indication of the value of our shares. The factors considered in determining the offering price include our future prospects and the likely trading price for our common stock if a public market ever develops.

      3. As of the date of this prospectus there was no public market for our common stock and if no public market develops, purchasers of the shares offered by this prospectus may be unable to sell their shares.

      4. Even if all shares offered by this prospectus are sold, our officers and principal shareholders will own approximately 58% of our outstanding shares and will be able to control all aspects of our operations. As a result, investors in this offering will not have the ability to elect any of our directors or to adopt any resolution at any meeting of our shareholders.


Risk Factors Related to our Business


      5. We may never be profitable. During the year ended August 31, 2004 we had a loss of $(13,598). During the nine months ended May 31, 2005 we had a loss of $(74,703). To enable us to continue in business we will eventually need to earn a profit or obtain additional financing until we are profitable. Due to our history of losses our accountants in their report on our financial statements for the period ended August 31, 2004 expressed substantial doubt as to our ability to continue in business.

      6. Our failure to obtain capital may significantly restrict our proposed operations. We need additional capital to fund our operating losses and to expand its business. Our offering is being conducted on a "best efforts" basis. There is no minimum amount which is required to be raised in our offering and all proceeds from the sale of the shares will be delivered to us. If only a small number of shares are sold the amount received from this offering may provide us little benefit. Even if all shares offered are sold, we may need additional capital. Our issuance of equity or equity-related securities to raise capital will dilute the ownership interest of existing shareholders.

      7. We rely on two customers for a significant amount of our sales and the loss of either of these customers would hurt our business. During the year ended August 31, 2004 two customers accounted for 51% of our total revenues. During the nine months ended May 31, 2005 these same two customers accounted for 55% of our total revenues. Either or both of these customers could at any time choose to buy product from any of our competitors.

      8. None of our products are protected by patents and competitors could potentially copy our products. The labeling regulations governing our nutritional supplements require that the ingredients of our products be precisely and accurately indicated on product containers. Accordingly, patent protection for nutritional supplements often is impractical given the large number of manufacturers which produce nutritional supplements having many active ingredients in common. Additionally, the nutritional supplement industry is characterized by rapid change and frequent reformulations of products as the body of scientific research and literature refines current understanding of the application and efficacy of certain substances and interactions among various substances. Our efforts to protect our trade secrets and other intellectual property may not be successful. In addition third parties may assert claims against us for infringement of the proprietary rights of others. If an infringement claim is asserted, we may be required to obtain a license of such rights, pay royalties on a retrospective or prospective basis or terminate the manufacturing and marketing of our products that are alleged to have infringed. Claims from third parties or litigation involving infringement claims could result in substantial costs and diversion of management and other resources and could have a material adverse effect on our business, financial condition and operating results.

      9. The loss of our president would adversely affect our business. We depend on the services of our founder, Dr. Paul Petit who serves as our President and Chief Executive Officer. We do not have an employment agreement with Dr. Petit and we do not carry key man life insurance on Dr. Petit. The loss or limitation of Dr. Petit's services would have a material adverse effect upon our business, financial condition and results of operations.


                       DILUTION AND COMPARATIVE SHARE DATA


      As of August 31, 2005 we had 4,150,000 outstanding shares of common stock, which had a book value as of that date of approximately $0.01 per share. If all shares we are offering are sold (of which there can be no assurance), investors will own 1,000,000 shares or approximately 19% of our common stock, for which they will have paid $150,000 and our present shareholders will own approximately 81% of our common stock. If less than all shares offered are sold, the percentage ownership of the investors in this offering will be less and the dilution to the investors will be grater than if all shares offered were sold.

      The following table illustrates per share dilution and the comparative stock ownership of our stockholders as compared to the investors in this offering, based upon the number of shares sold.


   Shares outstanding as of
    August 31, 2005                    4,150,000 4,150,000 4,150,000 4,150,000


   Shares to be sold in this offering    250,000   500,000   750,000 1,000,000

   Shares to be outstanding upon
completion of offering                 4,400,000 4,650,000 4,900,000 5,150,000

   Tangible book value per share at as of

           August 31, 2005                   Nil      Nil        Nil       Nil


   Offering price, per share               $0.15    $0.15     $0.15      $0.15


   Net tangible book value after offering  $0.01    $0.01     $0.02      $0.03

   Dilution to investors in this offering  $0.14    $0.14     $0.13      $0.12

   Gain to existing shareholders           $0.01    $0.01     $0.02      $0.03


   Equity ownership by investors in this
    offering                                   6%      11%       15%        19%

   Equity ownership by present shareholders
      after this offering                     94%      89%       85%        81%

      We do not have any outstanding options, warrants or similar securities which could allow for the purchase of additional shares of our common stock.

                                 USE OF PROCEEDS

      The following table shows the intended use of the proceeds of this offering, depending upon the number of shares sold:

                                             Gross Offering Proceeds

                                   $37,500     $75,000   $112,500  $150,000
                                   -------     -------   --------  --------


General and administrative expenses 24,500     $42,000    $47,000   $52,000
Purchase of raw materials                        9,000     22,500    37,500
Marketing                                        7,500     12,500    15,000
Research and development                         3,500      5,000     7,500
Manufacturing equipment and
building improvements              _______     _______     12,500    25,000
                                                           ------    ------
                                    24,500      62,000     99,500   137,000
                                                ======     =========

Offering Expenses                   13,000      13,000     13,000    13,000
                                    ------          --     ------    ------
                                   $37,500     $75,000   $112,500  $150,000
                                   =======     =======   ========  ========


      If less than $37,500 is raised in this offering, the offering proceeds will be allocated in the following priority:

o     Offering Expenses
o     General and administrative expenses
o     Purchase of raw materials
o     Research and development
o     Marketing

o     Manufacturing equipment and building improvements

      The total estimated expenses of this offering are approximately $62,500. As of August 31, 2005 we had paid approximately $49,500 of these expenses with cash which we received from the private sale of our common stock ($115,000). The remaining expenses of this offering will be paid from the proceeds of this offering and cash on hand.

      During the twelve months ended August 31, 2004 and the nine months ended May 31, 2005, approximately 60% and 70% respectively of our gross product sales were derived from the sale of the products which we manufactured. If at least $112,500 is raised in this offering, we will begin to purchase equipment and make improvements to our manufacturing facility so that we eventually will be able to manufacture products which would represent approximately 90% of our gross sales.

      None of the proceeds from this offering will be used to pay any amounts owed to any officer or director or to any entity affiliated with any officer or director.


      The projected expenditures shown above are only estimates or approximations and do not represent a firm commitment by us. To the extent that the proposed expenditures are insufficient for the purposes indicated, supplemental amounts required may be drawn from other categories of estimated expenditures, if available. Conversely, any amounts not expended as proposed will be used for general working capital.


      We anticipate that our capital requirements for the twelve months ending August 31, 2006 will be approximately $125,000. See "Management's Discussion and Analysis and Plan of Operation" for more information concerning our anticipated capital requirements.


      There is no commitment by any person to purchase any of the shares of common stock which we are offering and there can be no assurance that any shares will be sold.

        Even if all shares we are offering are sold, our continued operation will be dependent upon our ability to obtain additional capital until, if ever, we can sustain profitable operations. As of the date of this prospectus we did not have any commitments from any person to provide us with any additional capital and there can be no assurance that additional funds may be obtained in the future.

      Pending expenditure of the proceeds of the offering substantially in the manner described above, we will make temporary investments in interest-bearing savings accounts, certificates of deposit, United States government obligations and/or money market instruments.

                            MARKET FOR COMMON STOCK.

      Our common stock is not quoted on any exchange and there is no public trading market.


      As of August 31, 2005, we had 4,150,000 outstanding shares of common stock and nine shareholders of record. We do not have any outstanding options, warrants or other arrangements providing for the issuance of additional shares of our capital stock.


      Holders of our common stock are entitled to receive dividends as may be declared by our Board of Directors. The Board of Directors is not obligated to declare a dividend. No dividends have ever been declared and we do not anticipate or intend upon paying dividends for the foreseeable future.

      Our Articles of Incorporation authorize our Board of Directors to issue up to 10,000,000 shares of preferred stock. The provisions in the Articles of Incorporation relating to the preferred stock allow our directors to issue preferred stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the holders of our common stock. The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if these transactions are not favored by our management.

      Trades of our common stock, should a market ever develop, will be subject to Rule 15g-9 of the Securities and Exchange Commission, which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. The Securities and Exchange Commission also has rules that regulate broker/dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/ dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our common stock. As a result of these rules, investors in this offering, should a market for our shares ever develop, may find it difficult to sell their shares.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             AND PLAN OF OPERATIONS

        Material changes of certain items in our Statement of Operations for the year ended August 31, 2004, as compared to the same period last year, are discussed below:

                  Increase (I)
Item             or Decrease (D)   Reason


Revenues              I            Increase in orders from private label
                                   resellers
Gross Profit          I            Cost of raw materials, inventory and freight
                                   were reduced through bulk purchases.
Rent                  I            Moved to a larger facility in May 2003
Wages                 I            Hired additional employees to fill and ship
                                   orders
Freight               I            Increased number of shipments
Other                 I            Increased administrative activity linked to

                                   the management of more employees and more sales.


      Material changes of certain items in our Statement of Operations for the nine months ended May 31, 2005, as compared to the same period last year, are discussed below:


                Increase (I)
Item           or Decrease (D)                 Reason


Revenues             D            Loss of sales due to lack of raw  materials.
                                  We were  unable  to buy  all of the  raw
                                  materials we needed due to a shortage  of cash
                                  caused by a large customer which has been
                                  delinquent in paying us for product.  We still
                                  do business with this customer and although we
                                  believe we will collect all amounts owed, the
                                  failure of this customer to pay us on  time
                                  resulted in our  inability  to fill all orders
                                  which we received.
Gross Profit         D            Increased costs of freight and utilities
Wages                D            Less work due to less sales
Other                I            One time charge for receivable considered
                                  uncollectible. The receivable was from
                                  the customer referenced above in our
                                  explanation of the decrease in revenues

      The following is an explanation of our material sources and (uses) of cash during the year ended August 31, 2004:


      Cash used in operations                       $(48,259)
Purchase of equipment                                 (6,192)
      Payment of amounts owed to Paul Petit           (9,912)
      Sale of common stock in private offering        90,000
      Payment of the costs of this offering          (27,092)

      Decrease from cash on hand at August 31, 2003   (1,455)


      The following is an explanation of our material sources and (uses) of cash during the nine months ended May 31, 2005:

      Cash generated by operations                    22,745
      Purchase of equipment                           (1,508)
      Payment of debt                                   (312)
      Payment of the costs of this offering          (21,610)

The total estimated expenses of this offering are approximately $62,500. As of August 31, 2005 we had paid approximately $49,500 of these expenses with cash which we received from the private sale of our common stock ($115,000). The remaining expenses of this offering will be paid from the proceeds of this offering or from cash on hand. As of August 31, 2005 we had cash on hand of approximately $4,300.

   Our plan of operation during the twelve months following the date of this prospectus follows:

                                      Projected
   Description                        Time Frame          Estimated Cost (1)

Increase our customer base
through marketing                     10/05 to 3/06             $12,500

Research and development              10/05 to 3/06             $ 5,000

Install equipment and make building
 improvements necessary to allow us
 to manufacture more products at our
 own facility.                           By 3/06                $12,500

(1) The estimated costs will be paid from the proceeds of this offering and assumes all shares we are offering are sold.

      We anticipate that our capital requirements for the twelve months ended August 31, 2006 will be as follows:

      General and Administrative Expenses                    $ 25,000
      Purchase of Raw Materials                                30,000
      Marketing                                                12,500
      Research and Development                                  5,000
      Manufacturing Equipment and Building Improvements        12,500
      Public Company Expenses                                  25,000
      Miscellaneous                                             2,000
      Offering Expenses                                        13,000

         Total                                              $ 125,000
                                                            =========

      For at least one year following the date of this prospectus we will have expenses, which we estimate will be at least $25,000, associated with preparing reports on Forms 10-QSB and 10-KSB.

      If less than $150,000 is raised from this offering, we will attempt to raise additional capital through the private sale of our equity securities or borrowings from third party lenders. We have no commitments or arrangements from any person to provide us with any additional capital. If additional financing is not available when needed, we may need to dramatically change our business plan, sell or merge our Company, or cease operations. We do not know how we would change our business plan if we are not able to raise at least $85,000 from this offering or from other sources. We do not have any plans, arrangements or agreements to sell or merge our Company.


                                    BUSINESS

General

      We were incorporated in Nevada in June 1999.


      Since September 2000 we have been in the business of selling nutritional and personal care products. We distribute our products primarily through private label resellers and through spas, beauty salons, health professionals, and health and beauty stores. As of the date of this prospectus our products were being sold in the United States and Canada along with several foreign countries. We rely upon referrals from our customers and our website to market our products. We are not a blank check company required to comply with Rule 419 of the Securities and Exchange Commission.

      Although we sell more than 400 products, sales of the following products represented the largest amount of our gross product sales during periods presented.

                Year Ended      Nine Months
                  8-31-04       Ended 5-31-05            Product  is
                                                ------------------------------
                        % of           % of     Manufactured      Raw Material
                Sales   Gross  Sales   Gross             By         Supplied
 Product Name    In $   Sales    In $  Sales    By Us   Others       By Others
 ------------   -----   -----  -------------    -----   ------   --------------

Aromune          9,689    7.08   6,463    5.98    X
------------------------------------------------------------------------------
Thyme            5,413    6.62     415   0.003                        X
------------------------------------------------------------------------------
Regenerative
 Cream           5,857    4.85   7,514    6.96                        X
------------------------------------------------------------------------------
Oregano          3,172    3.87     443   0.004                        X
------------------------------------------------------------------------------
Green Clay       4,623    3.83   4,152    3.84                        X
------------------------------------------------------------------------------
Ravensara        3,011    3.47       0       0                        X
------------------------------------------------------------------------------
Nebulizer        5,655    2.86   3,690    3.41             X

------------------------------------------------------------------------------

      The following is a general description of our leading products:

Product Name               Description


Aromune                    Water-based drink additive. Aromune contains oils
                           which can potentially enhance the immune response of
                           the body.
Thyme Essential            Oil Oil which is applied to skin to treat infections
Regenerative Cream         Moisturizing face cream
Oregano Essential          Oil Oil which is applied to skin to treat infections
Green Clay                 Clay applied to skin to drain and detoxify tumors,
                           abscesses and cysts.



Ravensara Essential Oil    Used to improve performance of thyme, oregano and
                           other essential oils

Nebulizer                  Electric air freshener


      During the year ended August 31, 2004 two customers accounted for 51% of our total revenues. During the nine months ended May 31, 2005 two customers accounted for 55% of our total revenues.

      Our products include nutritional supplements that are made from vitamins, minerals, herbs and other substances for which there is a long history of human consumption. Some of our products contain innovative ingredients or combinations of ingredients. Although we believe all of our products to be safe when taken as directed, there is little long-term experience with human consumption of certain of these product ingredients or combinations of ingredients in concentrated form. We conduct research and test the formulation and production of our products, but we have not performed or sponsored any clinical studies relating to our products. Furthermore, because we are highly dependent on consumers' perception of the efficacy, safety and quality of our products, as well as similar products distributed by other companies, we could be adversely affected in the event those products should prove or be asserted to be ineffective or harmful to consumers or in the event of adverse publicity associated with illness or other adverse effects resulting from consumers use or misuse of our products or a competitor's similar products.


Manufacturing and Product Supply


      Our manufacturing facility is located in Poway, California and consists of 2,000 square feet of space. During the twelve months ended August 31, 2004 and the nine months ended May 31, 2005, approximately 60% and 70% respectively, of our gross product sales, with the exception of sales of raw materials, were derived from the sale of products which we manufactured.


      We believe that our ability to manufacture a significant portion of our products is an advantage for the following reasons:

o We are able to better control the quality of raw materials and the purity and potency of finished products.

o We can more reliably monitor the manufacturing process to reduce the risk of product contamination, and

o We believe we can continually lower the costs associated with manufacturing our products.


      With the exception of the Nebulizer, we use Manley Herbals to manufacture our other products. Manley Herbals is located in San Francisco and is not affiliated with us. The Nebulizer is supplied to us as a completed unit by Joint Adventure Co. which is located in Park Rapids, Minnesota. Joint Adventure Co. is not affiliated with us. We do not have any written agreements with Manley Herbals or Joint Adventure Co.


      None of the ingredients to any of our products is proprietary. Most of the raw ingredients used in the manufacture of our products are available from a number of suppliers. We have not generally experienced difficulty in obtaining necessary quantities of raw ingredients for our products and we believe that alternative sources of raw materials are readily available. We do not have any agreements with any company to supply us with the raw ingredients we need to manufacture our products.


      We can customize our products depending on the preferences of our customers. To customize a product, we will normally add or remove essential oils or botanic extracts from our standard products. For large customers, we can produce any product desired from raw materials available to us.

Distribution

   We sell our products through the following channels:

     Private Label Resellers - Our products are sold to companies that repackage the products under their own label.

     Bulk Distribution       - Raw materials used in our products
                               are sold to spas, beauty salons, health
                               professionals, and health and beauty stores.

     Internet                - Sales are made through our website,
                               www.naprodis.com.

     Retail                  - Mainly health food stores.


      During the periods presented the percent of our sales through each distribution channel were:

                                       Year Ended           Nine Months Ended
                                    August 31, 2004              May 31, 2005
                                    ---------------              ------------

      Private Label Resellers               60%                      70%
      Bulk Distribution                     38%                      25%
      Internet                               1%                       2%
      Retail                                 1%                       3%

      During the next twelve months we will attempt to sell our products to large health food store chains which have a regional or national presence. We also plan to manufacture shampoo, conditioners and skin care products to beauty salons, which will resell the products under their own label.


Competition

      The business of developing and distributing nutritional and personal care products is highly competitive. Numerous manufacturers, distributors and retailers compete for consumers. We compete with these entities by emphasizing the underlying science, value and high quality of our products. However, many of our competitors are substantially larger than we are and have greater financial resources and broader name recognition. Our market is highly sensitive to the introduction of new products that may rapidly capture a significant share of those markets.


      The nutritional supplement market may not be as large as we think and expected growth in this market may not continue. Market data and projections are inherently uncertain and subject to change. In addition, underlying market conditions are subject to change based on economic conditions, consumer references and other factors that are beyond our control. A slow-down in sales of nutritional supplements could have a material adverse effect on our business, financial condition or results of operations.

      The nutritional supplement market is characterized by:

     o Large selections of essentially similar products that are difficult to differentiate,

     o    Retail consumer emphasis on value pricing,

     o    Constantly   changing   formulations  based  on  evolving   scientific
          research,

     o Low entry barriers resulting from low brand loyalty, rapid change, widely available manufacturing, low regulatory requirements and ready access to large distribution channels, and

     o A lack of uniform standards regarding product ingredient sources, potency, purity, absorption rate and form.

      We may not be able to effectively compete in this intensely competitive environment. In addition, nutritional and personal care products can be purchased in a wide variety of channels of distribution, including retail stores. Our products are relatively few compared to the wide variety of products offered by many of our competitors. As a result, our ability to remain competitive depends in part upon the successful introduction of new products and enhancements of existing products.


      Leading competitors in the nutritional and personal care product market include Herbalife International, Inc., Nature's Sunshine Products, Inc., Twinlab Corporation, Weider Nutrition, NBTY and Nu Skin International, Inc. We believe that sales of nutritional and personal care products in 2004 exceeded five billion dollars. At the present time, we are an insignificant participant in this market.


Intellectual Property

      Our products are not protected by any patents or federal or state trademarks.

      However, we claim certain product names, and unregistered trademarks under common law. Common law trademark rights do not provide the same level of protection afforded by registration of a trademark. In addition, common law trademark rights are limited to the geographic area in which the trademark is actually used. We believe these trademarks, whether registered or claimed under common law, constitute valuable assets, adding to the recognition of our products. We therefore believe that these proprietary rights have been and will continue to be important in enabling us to compete.

      We also own certain trade secrets that we try to protect, primarily those pertaining to the formulas for some of our products. There can be no assurance that our trade secrets will not otherwise become known to or independently developed by competitors.

Research and Development


      During the past two years our research and development expenses have beenless than $100.


      However, we believe that in order to be competitive we will need to commit to continuous product innovation and improvement through research. Our research efforts will combine in-house research, published research, and clinical studies and will involve the following:

     -    Investigation of the in vitro activity of new natural extracts,

     - Identification and research of combinations of nutrients that may be suitable for new products,

     - Analysis of the benefits of existing and newly identified nutritional supplements,

     -    Improvement  of  existing   products   following  new  discoveries  in
          nutrition, and

     -    Improvements to our manufacturing process.

Government Regulation

      The manufacturing, packaging, labeling, advertising, promoting, distributing, and the selling of our products are subject to regulation by numerous governmental agencies in the United States and other countries. In the United States, the FDA regulates our products under the Food, Drug, and Cosmetic Act ("FD&C") and regulations promulgated under the act. Our products are also subject to regulation by, among others, the Consumer Product Safety Commission, the US Department of Agriculture, and the Environmental Protection Agency. Advertising of our products is regulated by the Federal Trade Commission ("FTC") under the FTC Act. The manufacturing, labeling, and advertising of products are also regulated by various governmental agencies in each foreign country in which we distribute products.

      The majority of our products are regulated as dietary supplements under the FD&C. Dietary supplements are also regulated under the Dietary Supplement Health and Education Act of 1994 ("DSHEA").

      Under these regulations, a dietary supplement that contains a new dietary ingredient (defined as an ingredient not on the market before October 15, 1994) must have a history of use or other evidence of safety establishing that it is reasonably expected to be safe. The manufacturer must notify the FDA at least 75 days before marketing products containing new dietary ingredients and provide the FDA with the information upon which the manufacturer based its conclusion that the product has a reasonable expectation of safety.

      We believe that we currently manufacture our dietary supplement products according to the standards of the FDA's drug-level Good Manufacturing Practices.

However, we may be required to expend additional capital and resources on manufacturing controls in the future in order if more stringent GMP's are adopted.

      Other products we market include cosmetics and products deemed to be over-the-counter ("OTC") drugs. In general, our cosmetic products currently are not subject to pre-market approval by the FDA. However, cosmetics are subject to regulation by the FDA under the FD&C adulteration and misbranding provisions. Cosmetics also are subject to specific labeling regulations, including warning statements if the safety of a cosmetic is not adequately substantiated or if the product may be hazardous, as well as ingredient statements and other packaging requirements under the Fair Packaging and Labeling Act. Cosmetics that meet the definition of a drug (i.e., that are intended to treat or prevent disease or affect the structure or function of the body), such as medicated shampoos, are regulated as drugs. OTC drug products may be marketed if they conform to the requirements of the OTC monograph that is applicable to that drug. Drug products not conforming to monograph requirements require an approved New Drug Application ("NDA") before marketing. Under these provisions, if the agency were to find that a product or ingredient of one of our OTC drug products is not generally recognized as safe and effective or does not include it in a final monograph applicable to one of our OTC drug products, we will have to reformulate or cease marketing that product until it is the subject of an approved NDA or until the time, if ever, that the monograph is amended to include the product. If the rule becomes final, we would have to stop marketing the product as currently formulated. Whether or not an OTC drug product conforms to a monograph or is subject to an approved NDA, the drug must comply with other requirements under the FD&C including GMP's, labeling, and the FD&C misbranding and adulteration provisions.

      Advertising of products is subject to regulation by the FTC under the FTC Act. The FTC Act prohibits unfair methods of competition and unfair or deceptive acts or practices in or affecting commerce. The FTC Act also provides that the dissemination of or causing to be disseminated any false advertisement pertaining to drugs or foods, which would include dietary supplements, is an unfair or deceptive act or practice. Under the FTC's Substantiation Doctrine, an advertiser is required to have a "reasonable basis" for all objective product claims before the claims are made. Failure to adequately substantiate claims may be considered either deceptive or unfair practices. Pursuant to this FTC requirement, we are required to have adequate substantiation for all material advertising claims made for our products. Although we believe our product claims comply with the law, we may need to revise some product labeling at a future date.
      The FTC may enforce compliance with the law in a variety of ways, both administratively and judicially, using compulsory process, cease and desist orders, and injunctions. FTC enforcement can result in orders requiring, among other things, limits on advertising, corrective advertising, consumer redress, divestiture of assets, rescission of contracts, and such other relief as the agency deems necessary to protect the public. Violation of these orders could result in substantial financial or other penalties. We have not been the subject of any action by the FTC, but any action in the future by the FTC could materially adversely affect our ability to successfully market its products.

      In markets outside the United States, prior to commencing operations or marketing products, we may be required to obtain approvals, licenses, or certifications from a country's ministry of health or comparable agency.

Approvals or licensing may be conditioned on reformulation of our products for the market or may be unavailable with respect to certain products or product ingredients. We must also comply with local product labeling and packaging regulations that vary from country to country.

      We cannot predict the nature of any future laws, regulations, interpretations, or applications, nor can we determine what effect additional governmental regulations or administrative orders, when and if promulgated, would have on our business in the future. They could include, however, requirements for the reformulation of certain products to meet new standards, the recall or discontinuation of certain products that cannot be reformulated, additional record keeping, expanded documentation of the properties of certain products, expanded or different labeling, and additional scientific substantiation. Any or all of these requirements could have a material adverse effect on our business, financial condition and results of operations.

Employees


      As of August 31, 2005 we had two full time employees and two part time employees.


Facilities

      Our offices and manufacturing facility are located at 13000 Danielson St., Suite K, Poway, CA 92064 and consist of 2,000 square feet which we rent for $1,659 per month. The lease on this space expires in May 2008. The space we currently occupy is expected to be adequate to meet our foreseeable future needs.

                                   MANAGEMENT

Name               Age         Title
----               ---         ------------


Dr. Paul F. Petit  53         President, Principal Financial
                              Officer, Principal Accounting Officer and a
                              Director
Alain S. Petit     41         Vice President and a Director
Kelley A. Thompson 42         Production Manager


      Dr. Paul Petit has served as our President, Chief Executive Officer and as a director since September 2000. Prior to his association with us, Dr. Petit was employed with S.A.R.L. NAPORDIS France. Dr. Petit is a Certified Chiropractic Sport Physician, a Phyto-aromatherapist, a Naturopath and a Psychologist. Dr. Petit was in private practice in France from 1978 to 1985, was Director of the "Centre Chiropractique de l'Anjou" in France from 1985 to 1994, and was an independent parapharmaceutical consultant from 1994 to 1997. Dr. Petit was Director of Technical Services and Research at Phybiosis between 1997 and 2000. Dr Petit received a degree in finance and accounting from the Institute of Technology in Angers, France.


      Alain S. Petit has been our Vice President and a director since 2000. Between 2000 and 2001 Mr. Petit provided consulting advice in the areas of computer networking, internet applications and information technology. Since

2002 Mr. Petit has been employed by Bank One in Richmond, Virginia in their computer information technology department.


      Kelley A. Thompson has been our production manager since May 2003.


      Dr. Petit may be considered a "promoter," as that term is defined in the rules and regulations of the Securities and Exchange Commission. Our directors are elected to hold office until the next annual meeting of shareholders and until their successors have been elected and qualified. Our executive officers are elected by the Board of Directors and hold office until resignation or removal by the Board of Directors.


      Dr. Paul Petit and Alain Petit are brothers. Dr. Paul Petit is the husband of Kelley Thompson.

      Dr. Petit and Ms. Thompson devote 100% of their time to our business. Alain Petit allocates approximately 10% of his time to our business.


Executive Compensation

      The following table sets forth in summary form the compensation received by our Chief Executive Officer. None of our officers have ever received in excess of $100,000 in compensation during any fiscal year.

                                           Other                       All
 Name and                                 Annual  Restricted          Other
  Principal         Fiscal                Compen-   Stock    Options  Compen-
  Position           Year  Salary  Bonus  sation    Awards   Granted  sation
----------------    ------ ------  -----  ------  ---------- -------  -------


Paul Petit,          2005 $30,000
  President and      2004 $30,000
  Chief Executive    2003 $30,500
  Officer

      We do not have any consulting or employment agreements with any of our officers or directors. We may in the future compensate our officers for past services. However, we have not determined what amount may be paid in this respect and none of the proceeds from this offering will be used to pay our officers for compensation which is accrued but unpaid as of the date of this prospectus.


      Our board of directors may increase the compensation paid to our officers depending upon a variety of factors, including the results of our future operations.

      The following table shows the amount which we expect to pay to our executive officers during the twelve months ending December 31, 2005 and the amount of time these officers expect to devote to our business.

                                                      Percentage of Time
                                 Projected              to be Devoted
      Name                    Compensation            to Our Operations


      Paul Petit                $90,000                      100%
      Alain Petit               $20,000                       10%
      Kelley Thompson           $60,000                      100%


     Stock Options. We have not granted any stock options as of the date of this prospectus. In the future, we may grant stock options to our officers, directors, employees or consultants.

      Long-Term Incentive Plans. We do not provide our officers or employees with pension, stock appreciation rights, long-term incentive or other plans and have no intention of implementing any of these plans for the foreseeable future.

      Employee Pension, Profit Sharing or other Retirement Plans. We do not have a defined benefit, pension plan, profit sharing or other retirement plan, although we may adopt one or more of such plans in the future.


      Compensation of Directors. Our directors do not receive any compensation pursuant to any standard arrangement for their services as directors. Although our bylaws permit us to pay our directors for attending meetings, we do not compensate our directors for attending meetings.


Transactions with Related Parties and Recent Sales of Securities


      In June 1999 we issued 1,200,000 restricted shares of common stock to Paul Petit and 1,800,000 restricted shares of common stock to S.A.R.L. Naprodis for services in organizing the Company. The services were valued at $100 in the case of Dr. Petit and $150 in the case of S.A.R.L. Naprodis.


      Between August and December 2003 we sold 1,150,000 shares of common stock in a private offering at a price of $0.10 per share. By means of this prospectus the purchasers of these shares are offering their shares for sale to the public. See "Selling Shareholders" for more information.


      Many of our products are sold under the brand name "Phybiosis." Phybiosis is the name of a partnership that between 1991 and 2000 sold nutritional and personal care products similar to those which we sell. After Phybiosis discontinued sales in 2000 Phybiosis had inventory of raw materials on hand which we purchase from time-to-time as the need arises. Purchases from Phybosis during periods indicated were:

      Year ended August 31, 2003:  $24,379

      Year ended August 31, 2004:  $14,205

      Nine months ended May 31, 2005:  $5,945

      Paul Petit and Alain Petit, two of our officers and directors, are the partners of Phybiosis.

      S.A.R.L. Naprodis is a French corporation which owns 43% of our outstanding shares. S.A.R.L. Naprodis supplies us with the essential oils, clay and salt which we use in the manufacture of our products.

   Purchases from S.A.R.L. Naprodis during periods indicated were:

      Year ended August 31, 2003:  $17,248

      Year ended August 31, 2004:  $13,801

      Nine months ended May 31, 2005:  $6,654

     Alain Petit owns 40% of S.A.R.L. Naprodis. The remaining 60% of S.A.R.L. Naprodis is owned by persons who are not affiliated with us.

     We purchase raw materials from Phybiosis and S.A.R.L. Naprodis at their cost. We pay the shipping charges for any raw materials purchased from S.A.R.L. Naprodis.

      Occasionally S.A.R.L. Naprodis purchases product from us for resale to its customers in Europe. Sales of our products to S.A.R.L. Naprodis for the periods indicated were:

      Year ended August 31, 2003:  $593

      Year ended August 31, 2004:  $-0-

      Nine months ended May 31, 2005:  $0


                             PRINCIPAL SHAREHOLDERS

    The following table sets forth certain information regarding the ownership of our common stock as of the date of this prospectus, by each shareholder known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock, each director and executive officer and all directors and executive officers as a group. Except as otherwise indicated, each shareholder has sole voting and investment power with respect to the shares they beneficially own.

                                         Shares
Name and Address of                    Beneficially           Percent of
Beneficial Owner                          Owned                  Class

Paul Petit                              1,200,000                   29%
13417 Orange Blossom Lane
Poway, CA 92064
Alain S. Petit                                 -- (1)               --
5409 Bennett Lane
Glen Allen, VA 23059

Kelly A. Thompson                              --                   --
13417 Orange Blossom Lane
Poway, CA 92064


S.A.R.L. Naprodis                        1,800,000 (1)             43%
Le Haut Marais
49370 St. Clement de la Place France

*All Executive Officers and

   Directors as a group (3 persons)      3,000,000                 72%

(1) S.A.R.L. Naprodis is a French corporation. Alain S. Petit owns 40% of S.A.R.L. Naprodis. The remaining 60% of S.A.R.L. Naprodis is owned by persons who are not affiliated with us.


                              OFFERING BY NAPRODIS

      By means of this prospectus we are offering to the public up to 1,000,000 shares of our common stock at a price of $.15 per share. We arbitrarily determined the $.15 offering price and this price does not bear any relationship to our assets, book value or any other generally accepted criteria of value for investment.

      We will offer the shares through our officers, Paul Petit and Alain Petit, on a "best efforts" basis. Paul Petit and Alain Petit are not registered with the Securities and Exchange Commission as brokers or dealers. Paul Petit and Alain Petit are not required to be registered as brokers or dealers since neither Paul Petit or Alain Petit are engaged in the business of buying or selling securities for others.

      In addition, Paul Petit and Alain Petit will be relying on the exemption provided by Rule 3a4-1 of the Securities and Exchange Commission with respect to their participation in this offering. Rule 3a4-1 provides, in part, that an officer of an issuer of securities will not be deemed to be a broker solely by reason of his participation in the sale of the securities of the issuer if the officer:

      (1) Is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Securities Exchange Act of 1934, at the time of his participation;

      (2) Is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

      (3) Is not at the time of his participation an associated person of a broker or dealer;

      (4) The officer primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities;

      (5) The officer was not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve months; and

      (6) The officer does not participate in selling an offering of securities for any issuer more than once every twelve months.

      Paul Petit and Alain Petit meet the requirements of Rule 3a4-1 since neither Paul Petit nor Alain Petit:

     o Are subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Securities Exchange Act of 1934;
     o Will be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on the sale of our common stock; and
     o    Are an associated person of a broker or dealer.

      In addition, both Paul Petit and Alain Petit:

     o Perform, and will perform at the end of the offering, substantial duties for or on behalf of us otherwise than in connection with the offering;
     o Have not been a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve months, and
     o Have not participated in selling an offering of securities for any issuer during the past twelve months.


      We will not employ any brokers or sales agents to sell these shares and we will not compensate any officer or third party for their participation in this offering. There is no firm commitment by any person to purchase or sell any of these shares and there is no assurance that any such shares offered will be sold. All proceeds from the sale of the shares will be promptly delivered to us. We plan to end the offering on December 31, 2005. However, we may at our discretion end the offering sooner or extend the offering to January 31, 2006.


      We have the right to refuse to accept subscriptions from any person for any reason whatsoever. No subscription shall be deemed to be binding upon us until accepted in writing by our President.

                              SELLING SHAREHOLDERS

      The persons listed in the following table plan to offer the shares shown opposite their respective names by means of this prospectus. The selling shareholders acquired their shares from us in a private offering at a price of $0.10 share.

      We will not receive any proceeds from the sale of the shares by the selling shareholders. The selling shareholders may resell the shares they acquire by means of this prospectus from time to time in the public market. We will pay all costs of registering the shares offered by the selling shareholders, estimated to be $5,000. The selling shareholders will pay all sales commissions and other costs of the sale of the shares offered by them.

                                           Shares to           Share
                                            Be Sold         Ownership
                            Shares          in this            After
     Name                   Owned           Offering         Offering

     Trevor Haywood        250,000          250,000              --
     Alan A. Ligi          250,000          250,000              --
     Socorro Austria       100,000          100,000              --
     Archie Pavek          250,000          250,000              --
     Kraig M. Butrum       100,000          100,000              --
     Dr. Gary Chin         100,000          100,000              --
     Dr. Stanley C. Lee    100,000          100,000              --

Manner of Sale.

      The shares of common stock owned by the selling shareholders may be offered and sold by means of this prospectus from time to time as market conditions permit. Since as of the date of this prospectus no market exists for our common stock, sales by the selling shareholders, until our common stock becomes quoted on the OTC Bulletin Board or listed on a securities exchange, will be made at a price of $0.15 per share. If and when our common stock becomes quoted on the OTC Bulletin Board or listed on a securities exchange, the shares owned by the selling shareholders may be sold in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These shares may be sold by one or more of the following methods, without limitation:

     o a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
     o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;
     o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
     o face-to-face transactions between sellers and purchasers without a broker/dealer.

      In competing sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated.

      The selling shareholders and any broker/dealers who act in connection with the sale of the shares may be deemed to be "underwriters" within the meaning of ss.2(11) of the Securities Acts of 1933, and any commissions received by them and any profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. We have agreed to indemnify the selling shareholders and any securities broker/dealers who may be deemed to be underwriters against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

      If any selling shareholder enters into an agreement to sell his shares to a broker-dealer as principal, and the broker-dealer is acting as an underwriter, we will file a post-effective amendment to the registration statement, of which this prospectus is a part, identifying the broker-dealer, providing required information concerning the plan of distribution, and otherwise revising the disclosures in this prospectus as needed. We will also file the agreement between the selling shareholder and the broker-dealer as an exhibit to the post-effective amendment to the registration statement.

      We have advised the selling shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act of 1933. We have also advised each selling shareholder that in the event of a "distribution" of the shares owned by the selling shareholder, such selling shareholder, any "affiliated purchasers", and any broker/dealer or other person who participates in the distribution may be subject to Rule 102 under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". We have also advised the selling shareholders that Rule 101 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

                            DESCRIPTION OF SECURITIES


      Our authorized capital consists of 60,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of August 31, 2005, we had 4,150,000 outstanding shares of common stock. We have not issued any shares of preferred stock and we do not have any plans to issue any shares of preferred stock.


Common Stock

      All shares of common stock have equal voting rights and, when validly issued and outstanding, are entitled to one vote per share in all matters to be voted upon by shareholders. The shares of common stock have no preemptive, subscription, conversion or redemption rights and may be issued only as fully-paid and non-assessable shares. Cumulative voting in the election of directors is not permitted; which means that the holders of a majority of the issued and outstanding shares of common stock represented at any meeting at which a quorum is present will be able to elect the entire Board of Directors if they so choose. In that event, the holders of the remaining shares of common stock will not be able to elect any directors. In the event of our liquidation, each shareholder is entitled to receive a proportionate share of the assets available for distribution to shareholders after the payment of liabilities and after distribution in full of preferential amounts, if any, to be distributed to holders of the preferred stock. All shares of our common stock issued and outstanding are fully-paid and non-assessable. The shares offered by this prospectus, when issued, will be fully-paid and non-assessable.

      Holders of shares of common stock are entitled to share pro rata in dividends and distributions with respect to the common stock when, as and if declared by the Board of Directors out of funds legally available for dividends. This is after requirements with respect to preferential dividends on, and other matters relating to, the preferred stock, if any, have been met. We have not paid any dividends on our common stock and intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy is subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, capital requirements and our financial condition.

Preferred Stock


      Shares of preferred stock may be issued from time to time in one or more series as may be determined by our directors. Our directors have the authority to establish the voting powers, preferences, rights, qualifications, limitations and restrictions of each series of preferred stock. Our directors may issue preferred stock with multiple votes per share and dividend rights which would have priority over any dividends paid to the holders of our common stock. The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to our shareholders generally, and would have the effect of limiting shareholder participation in transactions such as mergers or tender offers if these transactions are not favored by our management. As of the date of this prospectus we had not issued any shares of preferred stock.


Transfer Agent


      As of August 31, 2005 we did not have a transfer agent for our common stock.


                                LEGAL PROCEEDINGS

      We know of no legal proceedings to which we are a party or to which any of our property is the subject that are pending, threatened or contemplated.


                                     EXPERTS

      Our balance sheet as of August 31, 2005, and the statements of operations, stockholders' equity, and cash flows for the two years ended August 31, 2004, have been included in this prospectus in reliance on the report of Comiskey & Company, independent registered public accountants, given on authority of that firm as experts in accounting and auditing.

                                 INDEMNIFICATION

      Pursuant to Section 78.751 of the Nevada Revised Statutes, we may indemnify our officers and directors for various expenses and damages resulting from their acting in these capacities. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our officers or directors pursuant to those provisions, we have been informed that in the opinion of the U.S. Securities and Exchange Commission the indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore unenforceable.

                              AVAILABLE INFORMATION

      We have filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 (together with all amendments and exhibits) under the Securities Act of 1933, as amended, with respect to the Securities offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, reference is made to the Registration Statement which may be read and copied at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The registration statement is also available at www.sec.gov, the website of the Securities and Exchange Commission.

                                 Naprodis, Inc.

                              FINANCIAL STATEMENTS

                            August 31, 2004 and 2003

                                    CONTENTS



                                                                            Page


REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM                    1

BALANCE SHEET                                                              2

STATEMENTS OF OPERATIONS                                                   3

                           STATEMENTS OF CASH FLOWS 4

STATEMENT OF STOCKHOLDERS' EQUITY                                          5

NOTES TO FINANCIAL STATEMENTS                                             6-8

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors and Stockholders of
Naprodis, Inc.


We have audited the accompanying balance sheet of Naprodis, Inc. as of August 31, 2004, and the related statements of operations, stockholders' equity, and cash flows for the year ended August 31, 2004, and for the year ended August 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Naprodis, Inc. as of August 31, 2004, and the results of its operations, cash flows, and changes in stockholders' equity for each of the years ended August 31, 2004 and 2003, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 6, the Company may not have the working capital necessary to sustain operations over the course of the next year. This condition raises substantial doubt about the Company's ability to continue as a going concern. Management's plans with respect to this condition are also discussed in Note 6. These financial statements do not contain any adjustments which might be necessary if the Company is unable to continue.

Denver, Colorado
October 20, 2004

                                                /s/ COMISKEY & COMPANY
                                                PROFESSIONAL CORPORATION

                                 Naprodis, Inc.
                                  BALANCE SHEET
                                 August 31, 2004
  ASSETS

CURRENT ASSETS
  Cash                                                               $    3,853
  Accounts receivable                                                    54,575
  Inventory                                                              76,636
                                                                     ----------
    Total current assets                                                135,064

EQUIPMENT - AT COST
  Property, plant and equipment                                           8,827
  Less accumulated depreciation                                           1,806
                                                                     ----------
                                                                          7,021
OTHER ASSETS
  Deposits                                                                1,534
  Deferred offering costs                                                27,092
                                                                     ----------

   TOTAL ASSETS                                                      $  170,711
                                                                     ==========

  LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable                                                  $    21,986
  Accrued payroll and payroll taxes                                      20,705
  Payable to related parties                                             23,463
  Advances from related parties                                          12,156
  Accrued expenses                                                        2,553
                                                                     ----------
    Total current liabilities                                            80,863

STOCKHOLDER'S EQUITY
 Preferred stock, $0.001 par value, 10,000,000 shares
  authorized, no shares issued or outstanding
 Common stock, $0.001 par value, 60,000,000 shares
  authorized, 3,000,000 issued and outstanding                            3,000
 Additional paid-in capital                                              (2,750)
 Common stock subscribed, 1,150,000 shares                              115,000
 Accumulated deficit                                                    (25,402)
                                                                     ----------
                                                                         89,848

   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                        $  170,711
                                                                     ===========

          The accompanying notes are an integral part of the financial statements.

                                 Naprodis, Inc.
                            STATEMENTS OF OPERATIONS

                                                 For the year      For the year
                                                     ended             ended
                                                  August 31,        August 31,
                                                     2004              2003
                                                     ----              ----

Revenues                                         $  153,209        $  123,366


Beginning inventory                                  40,581            30,225
Purchases and freight, including purchases
 from related parties of $31,453 and $38,180,
 respectively                                        69,791            65,485
Less ending inventory                               (76,636)          (40,581)
                                                 -----------       -----------
Cost of Sales                                        33,736            55,129
                                                 -----------       -----------
 Gross profit                                       119,473            68,237

General and administrative expenses:
  Rent                                               20,432            13,587
  Wages                                              55,833            18,379
  Freight                                             9,881             6,608
  Other general and administrative                   46,925            32,641
                                                 -----------       -----------

Total general and administrative expenses           133,071            71,215
                                                 -----------       -----------

   NET LOSS                                         (13,598)           (2,978)

   Pro-forma adjustment for proposed employment
      arrangements                                   78,611            98,889
                                                 -----------       -----------
   PRO-FORMA NET LOSS  (unaudited)               $  (92,209)       $ (101,867)
                                                 ===========       ===========
NET LOSS PER SHARE
  Basic                                          $    (0.00)       $    (0.00)
                                                 ===========       ===========
PROFORMA NET LOSS PER SHARE
  Basic                                          $    (0.02)       $    (0.03)
                                                 ===========       ===========

WEIGHTED AVERAGE NUMBER OF SHARES OF
  COMMON STOCK AND COMMON STOCK
  EQUIVALENTS OUTSTANDING                         3,945,083          3,019,178
                                                 ===========       ===========


          The accompanying notes are an integral part of the financial statements.

                                 Naprodis, Inc.
                            STATEMENTS OF CASH FLOWS


                                                     For the year   For the year
                                                        ended          ended
                                                      August 31,     August 31,
                                                         2004           2003
                                                         ----           ----
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                           $   (13,598)   $   (2,978)
  Adjustments to reconcile net loss to net cash
  flows from operating activities:
   Depreciation                                            1,170           465
   (Increase) decrease in prepaid assets                   1,442        (2,273)
   Increase in inventory                                 (36,055)      (10,356)
   Increase in accounts receivable                       (20,812)      (18,927)
   Increase in accrued liabilities                        14,669         7,920
   Increase in accounts payable                            4,925         2,012
                                                     ------------   -----------

    Net cash flows from operating activities             (48,259)      (24,137)

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment                      (6,192)       (1,080)
                                                     ------------   -----------
  Net cash flows from investing activities                (6,192)       (1,080)

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from short-term debt                                -         5,614
  Repayment of short-term debt                            (9,912)            -
  Deferred offering costs                                (27,092)            -
  Issuance of common stock subscriptions                  90,000        25,000
                                                     ------------   -----------
   Net cash flows from financing activities               52,996        30,614
                                                     ------------   -----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS      (1,455)        5,397

CASH AND CASH EQUIVALENTS,
  BEGINNING OF PERIOD                                      5,308           (89)
                                                     ------------   -----------
CASH AND CASH EQUIVALENTS,
  END OF PERIOD                                      $     3,853    $    5,308
                                                     ============   ===========

          The accompanying notes are an integral part of the financial statements.

                                 Naprodis, Inc.
                       STATEMENTS OF STOCKHOLDERS' EQUITY


 Common stock             Additional  Subscribed stock                                 Total
  Number of                  paid         Number of    Common stock   Accumulated   stockholders'
   shares       Amount    in capital       shares       subscribed      deficit        equity
   ------       ------    ----------       ------       ----------      -------        ------

  3,000,000    $ 3,000    $   (2,750)                    $      -     $   (8,826)    $  (8,576)

          -          -             -        250,000        25,000              -        25,000

          -          -             -              -             -         (2,978)       (2,978)
  ---------    -------    ----------      ---------      --------     -----------    ----------
  3,000,000      3,000        (2,750)       250,000        25,000        (11,804)       13,446

          -          -             -        250,000        25,000              -        25,000

          -          -             -        650,000        65,000              -        65,000

          -          -             -              -             -        (13,598)      (13,598)
  ---------    -------    ----------      ---------      --------     -----------    ----------

  3,000,000    $ 3,000    $   (2,750)     1,150,000     $ 115,000     $  (25,402)    $  89,848
  =========    =======    ===========     =========     =========     ===========    ==========




          The accompanying notes are an integral part of the financial statements.

                                 Naprodis, Inc.
                          NOTES TO FINANCIAL STATEMENTS
                                 August 31, 2004


1. Summary of Significant Accounting Policies

   Description

   Naprodis, Inc. (the "Company") was formed for the purpose of supplying natural raw materials and natural health care products manufactured from these natural raw materials.

   Revenue Recognition

   The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin No. 104, Revenue Recognition in Financial Statements (SAB 104). This pronouncement requires that five basic criteria must be met before revenue can be recognized: (1) persuasive evidence that an arrangement exists; (2) delivery has occurred or services rendered; (3) the fee is fixed and determinable; (4) collectibility is reasonably assured and (5) the fair value of undelivered elements, if any, is negligible. Determination of criterion
   (4) is based on management's judgment regarding the collectibility of invoices for products and services delivered to customers. Revenue is recognized when title passes to the customers, generally upon shipment of our products F.O.B. shipping point. Because under certain conditions, customers may be offered a 30 to 90 day right of return, the recording of revenue is reduced for expected returns. Revenues from products purchased for resale are recorded gross, and the cost is included in cost of sales.

   Inventory

   Inventory is recorded at lower of cost (first in, first out) or market. When required, provision is made to reduce excess and obsolete inventory to estimated net realizable value. Inventory at August 31, 2004 consists of raw materials, work in process, and finished goods according to the following table.

                  Raw materials                       $  64,692
                  Work in process                         7,529
                  Finished goods                          4,415
                                                      ---------

                  Total inventory                     $  76,636
                                                      =========

   Reporting Year

   The reporting year of the Company is August 31.

   Deposits

   Deposits represent amounts paid under the Company's office space lease.

                                 Naprodis, Inc.
                          NOTES TO FINANCIAL STATEMENTS
                                 August 31, 2004


1. Summary of Significant Accounting Policies (continued)

   Statements of Cash Flows

   For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

   Use of Estimates

   The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that effect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

   Consideration of Other Comprehensive Income Items

   SFAS No. 130 - Reporting Comprehensive Income, requires companies to present comprehensive income (consisting primarily of net income plus other direct equity changes and credits) and its components as part of the basic financial statements. For the periods ended August 31, 2004 and 2003, the Company's financial statements do not contain any changes in equity that are required to be reported separately in comprehensive income.

   Stock-Based Compensation

   SFAS No. 123 - Accounting for Stock-Based Compensation allows companies to choose whether to account for equity-based compensation under the method prescribed in Accounting Principles Board Opinion No. 25 ("APB 25") or use the fair value method described in SFAS No. 123. The Company continues to follow the accounting measurement provisions of APB 25 and implements the disclosure provisions of SFAS 123. No stock option plans have been adopted to date, and there are no options outstanding at the balance sheet date, although options may be granted in the future.

   Depreciation

   Depreciation for both financial reporting and tax purposes is provided on the straight-line and accelerated methods over the following estimated useful lives:

                  Office equipment                5-7 years
                  Furniture and fixtures         5-15 years
                  Leasehold improvements           9  years

   Depreciation expense included in general and administrative expenses was $1,170 and $465 for the years ended August 31, 2004 and 2003, respectively.

                                 Naprodis, Inc.
                          NOTES TO FINANCIAL STATEMENTS
                                 August 31, 2004

1. Summary of Significant Accounting Policies (continued)

   Repairs and Maintenance

   Repairs and maintenance of a routine nature are charged as incurred, while those which extend or improve the life of existing assets are capitalized.

   Income Taxes

   The Company accounts for income taxes in accordance with SFAS No. 109 - Accounting for Income Taxes. Deferred tax assets and liabilities are recognized with respect to the tax consequences attributable to differences between the financial statement carrying values and tax basis of existing assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. Further, the effect on deferred tax assets and liabilities of changes in tax rates is recognized in income in the period that includes the enactment date.

   Fair Value of Financial Instruments

   Unless otherwise indicated, the fair value of all reported assets and liabilities which represent financial instruments (none of which are held for trading purposes) approximate the carrying values of such instruments.

   Impairment or Disposal of Long-Lived Assets

   The Company reviews its long-lived assets and certain related intangibles for impairment periodically, and whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. When necessary, impaired assets are written down to estimated fair value based on the best information available. Estimated fair value is generally based on either appraised value or measured by discounting estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates. No assets were considered impaired for the period ended August 31, 2004.

   Loss per Share

   Loss per share was computed using the weighted average number of shares of common stock and common stock equivalents, including subscribed shares, outstanding during the period.

                                 Naprodis, Inc.
                          NOTES TO FINANCIAL STATEMENTS
                                 August 31, 2004



1. Summary of Significant Accounting Policies (continued)

   Deferred Offering Costs

   Costs associated with a proposed initial public offering of the Company's stock, consisting primarily of legal and accounting fees directly attributable to the preparation of the public offering document, have been deferred, and will be charged to the proceeds of the offering. At August 31, 2004 and 2003, the Company accrued $27,092 and $0, respectively, for these deferred offering costs.

   Segment reporting

   Our chief operating decision maker reviews financial information presented on a company-wide basis, accompanied by disaggregated information about revenue and certain expenses, by product and geographic region, for purposes of assessing financial performance and making operating decisions. Accordingly, we consider ourselves to be operating in a single industry segment.

   Concentrations

   In 2004, approximately 51% of the Company's revenues arose from sales to two domestic customers. The Company sells products to customers in the United States and Canada, along with other foreign countries. The following is geographical information about the Company's revenues and assets:

                                          United States     Canada and other
   Total revenues
           2004                           $ 118,091            $ 35,118
           2003                           $ 107,261            $ 16,105

   Fixed Assets
           2004                           $   8,827            $      -
           2003                           $   2,635            $      -

2. Stockholders' Equity

   The Company is authorized to issue 60,000,000 shares of common stock and 10,000,000 shares of preferred stock. On January 6, 2005, the Company's shareholders voted to authorize a 120 for one forward split of the Company's common stock effective December 31, 2004. All share and per share amounts in the accompanying financial statements have been restated to reflect this forward stock split.

                                 Naprodis, Inc.
                          NOTES TO FINANCIAL STATEMENTS
                                 August 31, 2004

2. Stockholders' Equity (continued)

   Stock Subscriptions

    As of August 31, 2004, the Company had received $115,000 for subscriptions for 1,150,000 shares of common stock. The shares were issued in January 2005.

3. Leases

   As of August 31, 2004, the Company leases for its own use office and warehouse space under a lease expiring in 2008. The future minimum lease payments are as follows:

            Year ended August 31,               Annual minimum payments

                  2005                                    $19,472
                  2006                                    $20,250
                  2007                                    $21,057
                  2008                                    $12,565

4. Income Taxes

   A deferred tax asset of $5,600 at August 31, 2004 relates to net operating losses and deductible temporary differences. Management does not consider it likely that the entire deferred tax asset will be realized. Therefore, a full valuation allowance has been established against the deferred tax asset. The net operating losses will expire in 2024. For the year ended August 31, 2004 and 2003, the valuation allowance increases by $3,200 and $700, respectively.

5. Related Party Transactions

   The Company has received advances from Paul Petit, Alain Petit and Kelley Thompson, the three officers of the Company. Interest on these advances accrues at 5% per year. At August 31, 2004 and 2003, the advances were $12,156 and $22,068 respectively. The advances are due on demand.

   At August 31, 2004, the Company has an account payable of $9,949 due to Phybiosis, a Partnership controlled by Paul and Alain Petit. Purchases from the entity totaled $14,205 and $24,379 for the years ended August 31, 2004 and 2003, respectively.

   At August 31, 2004, the Company has an account payable of $14,227 due to Naprodis, S.A.R.L. a foreign corporation which owns 60% of the Company. Alain Petit, an officer of the Company, owns 40% of Naprodis, S.A.R.L. Purchases from this entity totaled $17,248 and $13,801 for the years ended August 31, 2004 and 2003, respectively.

                                 Naprodis, Inc.
                          NOTES TO FINANCIAL STATEMENTS
                                 August 31, 2004

5. Related Party Transactions (continued)

   Due to cash flow concerns, Paul and Alain Petit have agreed to accept reduced compensation and have waived any accrual for the difference between the fair value of their services and the amounts paid. However, upon the successful completion of its public offering of securities, the Company has arranged to increase the salaries of these individuals. The accompanying financial statements reflect a pro-forma adjustment to net loss and net loss per share, which gives effect to proposed compensation arrangements as if they had been in place from the beginning of each period presented.

6. Going Concern

   The Company has incurred losses since inception and may not have the working capital necessary to sustain operations throughout the next year. Management plans to fund operations through issuance of stock in an initial public offering. There are no written agreements in place for such funding, and there can be no assurance that such funding will be available in the future.

                                 Naprodis, Inc.

                              FINANCIAL STATEMENTS
                                   (Unaudited)

                                  May 31, 2005

                                    CONTENTS



                                                                         Page


BALANCE SHEET                                                              1

STATEMENTS OF OPERATIONS                                                   2

STATEMENTS OF CASH FLOWS 3

NOTES TO FINANCIAL STATEMENTS                                              4

                                 Naprodis, Inc.
                                  BALANCE SHEET
                                  May 31, 2005
                                   (Unaudited)

  ASSETS

CURRENT ASSETS
  Cash                                                          $ 3,168
  Accounts receivable (net of allowance for
  doubtful accounts of $42,000)                                   6,979
  Inventory                                                      75,265
                                                  ----------------------

    Total current assets                                         85,412

EQUIPMENT - AT COST
  Property, plant and equipment                                  10,336
  Less accumulated depreciation                                   3,689
                                                 -----------------------
                                                                  6,647
OTHER ASSETS
  Deposits                                                        1,534
  Deferred offering costs                                        48,702
                                                  ----------------------

    TOTAL ASSETS                                      $         142,295
                                                     ===================

  LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable                                   $           21,878
  Accrued payroll and payroll taxes                              30,195
  Payable to related party                                       28,329
  Note payable to related party                                  43,466
  Accrued expenses                                                2,885
                                                 -----------------------

    Total current liabilities                                   126,753

STOCKHOLDER'S EQUITY
  Preferred stock, $0.001 par value; 10,000,000 shares authorized;
    no shares issued or outstanding
  Common stock, $0.001 par value; 60,000,000 shares authorized;
    4,150,000 shares issued and outstanding                       4,150
  Additional paid-in capital                                    111,100
  Accumulated deficit                                           (99,708)
                                                  ----------------------
                                                                 15,542

    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $          142,295
                                                    ====================

     The accompanying notes are an integral part of the financial statements.

                                  Naprodis, Inc.
                             STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                    For the nine    For the nine
                                                    months ended    months ended
                                                      May 31,         May 31,
                                                        2005            2004
                                                        ----            ----

Revenues                                             $   107,925    $   120,525

Cost of sales                                             45,568         42,151
                                                     -----------    -----------

  Gross profit                                            62,357         78,374

General and administrative expenses

    Rent                                                  14,920         15,442

    Wages                                                 34,628         36,681

    Freight                                                8,868          7,240

    Bad Debt                                              42,000

    Other general and administrative expenses             36,247         51,608
                                                     -----------    -----------

Total general and administrative expenses                136,663        110,971
                                                     -----------    -----------

    NET LOSS                                         $   (74,306)   $   (32,597)
                                                     =============  ============

    Pro-forma adjustment for proposed
employment arrangements                                   64,500         61,653
                                                     -----------    -----------

    PRO-FORMA NET LOSS  (unaudited)                  $  (138,806)   $   (94,250)

NET LOSS PER SHARE
  Basic                                              $     (0.02)   $     (0.01)
                                                     =============  ============

PROFORMA NET LOSS PER SHARE (unaudited)
  Basic                                              $     (0.04)   $     (0.03)
                                                     =============  ============

WEIGHTED AVERAGE NUMBER OF SHARES OF
  COMMON STOCK AND COMMON STOCK

  EQUIVALENTS OUTSTANDING                               3,631,868     3,000,000
                                                     =============  ============

                                  Naprodis, Inc
                              STATEMENTS OF CASH FLOWS
                                     (Unaudited)

                                                    For the nine   For the nine
                                                    months ended   months ended
                                                       May 31,        May 31,
                                                        2005           2004
 CASH FLOWS FROM OPERATING ACTIVITIES

   Net loss                                           $ (74,306)    $ (32,597)
   Adjustments to reconcile net loss to net cash flows from operating activities:

     Depreciation                                         1,883           755

     Allowance for doubtful accounts                     42,000             -

     Decrease in prepaid assets                               -           732
     Decrease (increase) in inventory                     1,372       (14,290)
     Decrease (increase) in accounts receivable           6,309       (15,897)

     Increase in accrued liabilities                      9,822             -

     Increase (decrease) in accounts payable             35,665        (5,814)
                                                       ---------     ----------

      Net cash flows from operating activities           22,745       (67,111)

 CASH FLOWS FROM INVESTING ACTIVITIES

   Purchase of property and equipment                    (1,508)       (4,256)
                                                       ---------     ----------

      Net cash flows from investing activities           (1,508)       (4,256)

 CASH FLOWS FROM FINANCING ACTIVITIES

   Repayment of short-term debt                            (312)            -
   Additional paid in capital                                 -        89,758

   Issuance costs of common stock                       (21,610)            -
                                                       ---------     ----------


      Net cash flows from financing activities          (21,922)       89,758
                                                       ---------     ----------

 NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS      (685)       18,391

 CASH AND CASH EQUIVALENTS,

   BEGINNING OF PERIOD                                    3,853          5,308
                                                       ---------     ----------

 CASH AND CASH EQUIVALENTS,
   END OF PERIOD                                       $  3,168      $  23,699
                                                       =========     ==========

          The accompanying notes are an integral part of the financial statements.

                                 Naprodis, Inc.
                          Notes to Financial Statements
                                  May 31, 2005
                                   (Unaudited)

1. Management's Representation of Interim Financial Information
   The accompanying financial statements have been prepared by Naprodis, Inc. without audit pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted as allowed by such rules and regulations, and management believes that the disclosures are adequate to make the information presented not misleading. These financial statements include all of the adjustments, which, in the opinion of management, are necessary to a fair presentation of financial position and results of operations. All such adjustments are of a normal and recurring nature. These financial statements should be read in conjunction with the audited financial statements at August 31, 2004.

2. Issuance of Subscribed Shares
   In January 2005, The Company issued 1,150,000 shares of common stock as well as effecting a 120 for one forward stock split. All share and per share amounts were retroactively restated. The shares had been subscribed during the years ended August 31, 2003 and 2004.

3. Pro-forma Salary Information
   The accompanying financial statements present pro-forma results of operations as if employment arrangements with the company's president, which will go into effect after the closing of a proposed public offering, had been in effect for the periods presented. Management is currently waiving salary for cash flow purposes.

                                TABLE OF CONTENTS
                                                                        Page
PROSPECTUS SUMMARY ........................................
FORWARD LOOKING STATEMENTS ................................
RISK FACTORS ..............................................
DILUTION AND COMPARATIVE SHARE DATA........................
USE OF PROCEEDS ...........................................
MARKET FOR COMMON STOCK ...................................
MANAGEMENT'S DISCUSSION AND ANALYSIS
     AND PLAN OF OPERATION ................................
BUSINESS...................................................
MANAGEMENT ................................................
PRINCIPAL SHAREHOLDERS.....................................
OFFERING BY NAPRODIS ......................................
SELLING SHAREHOLDERS.......................................
DESCRIPTION OF SECURITIES..................................
LEGAL PROCEEDINGS..........................................
EXPERTS ...................................................
INDEMNIFICATION ...........................................
AVAILABLE INFORMATION......................................
FINANCIAL STATEMENTS.......................................

      No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by Naprodis. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered in any jurisdiction to any person to whom it is unlawful to make an offer by means of this prospectus.


      Until _______, 2005 all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II
                     Information Not Required in Prospectus


Item 24. Indemnification of Officers and Directors Section 78.751 of the Nevada Revised Statutes and Article VIII of the Company's bylaws provide that the Company may indemnify any and all of its officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in the Company's best interest.


Item 25. Other Expenses of Issuance and Distribution.

      The following table sets forth the costs and expenses payable by the Company in connection with the issuance and distribution of the securities being registered. No expenses will be charged to the selling stockholders.

         SEC Filing Fee                                      $       41
         Blue Sky Fees and Expenses                               1,000
         Printing and Engraving Expenses                            500

         Legal Fees and Expenses                                 25,000
         Accounting Fees and Expenses                            36,000
                                                               --------

                  TOTAL                                         $62,541
                                                                =======


         All expenses other than the SEC filing fee are estimated.

Item 26. Recent Sales of Unregistered Securities.

      The following lists all shares issued by the Company since its inception.

                                                                        Note
Name                   Date          Shares     Consideration         Reference

S.A.R.L. Naprodis         6/30/99 1,800,000        Services rendered     A.
Paul Petit                6/30/99 1,200,000        Services rendered     A.
Trevor Haywood             8/3/03   250,000      $ 25,000                A.
Alan A. Ligi             10/28/03   250,000      $ 25,000                A.
Socorro Austria          11/12/03   100,000      $ 10,000                A.
Archie Pavek              12/3/03   250,000      $ 25,000                A.
Kraig M. Butrum           12/8/03   100,000      $ 10,000                A.
Dr. Gary Chin             12/8/03   100,000      $ 10,000                A.
Dr. Stanley C. Lee        12/8/03   100,000      $ 10,000                A.

A. The Company relied upon the exemption provided by Section 4(2) of the Securities Act of 1933 with respect to the issuance of these shares. The persons who acquired these shares were sophisticated investors. The persons who acquired these shares acquired the shares for their own accounts. The certificates representing the shares of common stock bear legends stating that the shares may not be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act of 1933, or pursuant to an applicable exemption from registration. The shares are "restricted" securities as defined in Rule 144 of the Securities and Exchange Commission.

Item 27. Exhibits

The following Exhibits are filed with this Registration Statement:

Exhibit
Number   Exhibit Name
3.1      Articles of Incorporation, as amended                   *

3.2      Bylaws                                                  *

23.1     Consent of Attorneys                                    *

23.1     Consent of Accountants

*        Filed with original registration statement

Item 28. Undertakings

      The small business issuer will:

      (1) File, during any period in which offers or sells securities, a post-effective amendment to this Registration Statement to.

            (i) Include any Prospectus required by Section l0 (a)(3) of the Securities Act:

            (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) Include any additional or changed material information on the plan of distribution.

      (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      Insofar as indemnification for liabilities arising under the Securities Act of l933 (the "Act") may be permitted to directors, officers and controlling persons of the Small Business Issuer pursuant to the foregoing provisions or otherwise, the Small Business Issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Small Business Issuer of expenses incurred or paid by a director, officer or controlling person of the Small Business Issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Small Business Issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

21

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of l933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Poway, State of California on the 28 of September, 2005.



                                    NAPRODIS, INC.





Date: September 28, 2005         By:     /s/ Paul Petit
                                         -------------------------------
                                         Paul Petit, Chief Executive Officer,
                                         Principal Financial Officer and
                                         Principal Accounting Officer



         In accordance with the requirements of the Securities Act of l933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


Signature                            Title                    Date



 /s/ Paul Petit                     Director               September 28, 2005
------------------------
Paul Petit


 /s Alain S. Petit                  Director               September 28, 2005
--------------------------
Alain S. Petit



























                                 NAPRODIS, INC.

                                    FORM SB-2


                                    EXHIBITS